Exhibit 8.1

Suite 200, 701 Pennsylvania Avenue NW

Washington, DC 20004-2608

t 202 508 5800  f 202 508 5858

April 30, 2025

Board of Directors

Bar Harbor Bankshares

P.O. Box 400

82 Main Street

Bar Harbor, ME 04609

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to Bar Harbor Bankshares, a Maine corporation (“Bar Harbor”), in connection with the merger of Guaranty Bancorp, Inc., a New Hampshire corporation (“Guaranty”) with and into Bar Harbor, with Bar Harbor being the surviving corporation (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of March 11, 2025, by and between Bar Harbor and Guaranty (the “Merger Agreement”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as the description of the tax consequences of the Merger as set forth in the Merger Registration Statement (as defined below).

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Joint Proxy Statement/Prospectus of Bar Harbor and Guaranty (the “Joint Proxy Statement/Prospectus”) included in the Registration Statement on Form S-4 filed by Bar Harbor with the Securities and Exchange Commission (“SEC”) in connection with the issuance of shares of Bar Harbor common stock in connection with the Merger (the “Merger Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Bar Harbor and Guaranty in (i) representation letters provided to us in connection with our preparation of this opinion, (ii) the Joint Proxy Statement/Prospectus and (iii) the Merger Agreement, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken and that all representations, statements and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

Board of Directors

Bar Harbor Bankshares

April 30, 2025

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the applicable Treasury Regulations and that the Merger Agreement is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date of this opinion letter in applicable law could adversely affect our opinion. No ruling has been or will be sought from the IRS by any party to the Merger Agreement as to the U.S. federal income tax consequences of any aspect of the Merger.

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable U.S. federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and we confirm that the discussion contained in the Joint Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described in the Joint Proxy Statement/Prospectus, constitutes our opinion of the material tax consequences of the Merger.

We express no opinion in this opinion letter other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any non-U.S., state or local tax law. You should recognize that our opinion is not binding on the IRS and that a court or the IRS may disagree with the opinion contained in this opinion letter. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon the current provisions of the Code, the Income Tax Regulations, the applicable Procedure and Administration Regulations and existing administrative and judicial interpretations of the Code, the Income Tax Regulations and the applicable Procedure and Administration Regulations, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date of this opinion letter in applicable law that may affect our opinion.

Board of Directors

Bar Harbor Bankshares

April 30, 2025

This opinion letter is being provided to you solely in connection with the filing of the Merger Registration Statement and may not be relied upon by any other person or entity or used for any other purpose without our prior written consent. We consent to the inclusion of this opinion as Exhibit 8.1 to the Merger Registration Statement and to the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Merger Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Kilpatrick Townsend & Stockton LLP